Exhibit 8.1

List of Subsidiaries

1.	Sapiens International Corporation B.V. (“Sapiens B.V.”): incorporated in the Netherlands and 100% owned by Sapiens N.V.
2.	Unless otherwise indicated, the other significant subsidiaries of Sapiens listed below are 100% owned by Sapiens B.V.:
3.	Sapiens Israel Software Systems Ltd.: incorporated in Israel
4.	Sapiens Technologies (1982) Ltd.: incorporated in Israel
5.	Sapiens Americas Corporation: incorporated in New York, US
6.	Sapiens North America Inc.: incorporated in Ontario, Canada.
7.	Sapiens (UK) Limited: incorporated in England
8.	Sapiens France S.A.S.: incorporated in France
9.	Sapiens Deutschland GmbH: incorporated in Germany
10.	Sapiens Japan Co.: incorporated in Japan and 90% owned by Sapiens B.V.
11.	IDIT I.D.I. Technologies Ltd.: incorporated in Israel (owned 100% by Sapiens Technologies (1982) Ltd.)
12.	IDIT Europe N.V.: incorporated in Belgium (owned 100% by IDIT)
13.	IDIT APAC PTY. Limited: incorporated in NSW, Australia (owned 100% by IDIT)
14.	IDIT Singapore PTE. Ltd.: incorporated in Singapore (owned 100% by IDIT)
15.	FIS Software Ltd.: incorporated in Israel (owned 100% by Sapiens Technologies (1982) Ltd.)
16.	FIS –EU Limited: incorporated in the UK (owned 100% by FIS)
17.	FIS Software Inc.: incorporated in Delaware, US (owned 100% by FIS)
18.	FIS France: incorporated in France (owned 100% by FIS-EU Limited)
19.	FIS- AU Pty Ltd.: incorporated in Australia (owned 100% by FIS-EU Limited.)
20.	Neuralmatic Ltd.: incorporated in Israel (owned 66% by FIS)